Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated April 15, 1999, of Martin Color-Fi, Inc. and are in agreement with the statements contained in the last sentence of the first paragraph, and the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                      ERNST & YOUNG LLP





Greenville, South Carolina
April 22, 1999